Exhibit 99.1

July 23, 2013

Electro-Sensors Adds to Management Team and Board of Directors, and Announces Temporary Suspension of Quarterly Dividend

•	Appoints David L. Klenk as CEO
•	Adds Scott A. Gabbard to Board of Directors
•	Temporarily suspends Quarterly Dividend

Minnetonka, Minnesota (July 23, 2013) – Electro-Sensors, Inc. (NASDAQ: ELSE), a leading global provider of machine monitoring sensors and hazard monitoring systems, today announced the appointment of David L. Klenk as CEO and CFO of the company. Mr. Klenk recently joined the Electro-Sensors board of directors and now replaces Bradley D. Slye in these roles. “I’m very eager to join the great team at Electro-Sensors at this exciting time in their history. Brad and the team have built a solid company that is known for its high quality and extremely reliable sensors and speed control devices,” said David Klenk. He continued, “Our goal now will be to create a strategy that builds upon this 40+ year history and positions Electro-Sensors for additional growth and success”. Brad Slye will remain with the company and lead its new product development and integration efforts. "On behalf of the company, its employees, board members and shareholders, I would like to thank Brad for his years of dedicated service as the Company's CEO and President" said board chair Joseph Marino. "We look forward to Brad's continued involvement as he focuses on his new role."

Mr. Klenk has over 20 years of experience leading technology companies, most recently as director and president of Harland Medical Systems, Inc., a supplier of specialty coating materials and automation equipment for the medical device industry. Previously, he held executive positions of increasing responsibility, including director, president and COO, at August Technology Corporation (now Rudolph Technologies, Inc.), a publicly-traded company providing process-related inspection systems and software for the microelectronics industry. Mr. Klenk currently serves on the boards of Electro-Sensors and two privately-held companies. He holds an MBA from the University of Arizona and a BS in Business Administration from Northern Arizona University.

In addition, the company has announced the appointment of Scott A. Gabbard to the Electro-Sensors board of directors. Mr. Gabbard is currently CFO of Magenic Technologies, Inc., a custom software development organization with locations throughout the United States and the Philippines, where he has helped guide the company through aggressive growth and expansion. Previously, he was VP of Finance for August Technology Corporation, where he was instrumental in the company’s growth and eventual merger with Rudolph Technologies. Prior to August Technology, Mr. Gabbard served in various roles at U.S. Office Products, a publicly traded multi-billion dollar global office products and services company. Mr. Gabbard brings extensive experience in all facets of finance, accounting, M&A, tax, information technology and risk management. Mr. Gabbard holds a BA in Accounting and Finance from the University of Northern Iowa. Mr. Gabbard will serve on the company’s Audit Committee as its “audit committee financial expert” and on the company’s compensation and nominating committees.

Along with these leadership changes, the board of directors has also announced that they have temporarily suspended the Electro-Sensors quarterly dividend. The board is acutely focused on maximizing shareholder value and is suspending the dividend to best position the company for renewed growth. “As you can see by the recent changes to the Electro-Sensors board of directors and leadership team, the company is actively working to build upon its solid foundation established over the last several decades. We believe there are opportunities to further grow and expand Electro-Sensors, and temporarily suspending the quarterly dividend will give us the flexibility required to pursue these opportunities as they become available,” said Joseph Marino, chairman of the board.

Electro-Sensors, Inc. (NASDAQ:ELSE) is an industry leader in the design, manufacture, and customer support of rugged and reliable Machine Monitoring Sensors and Hazard Monitoring Systems for worldwide customers in the grain, feed, milling, bio-fuels, power generation, wastewater, water utilities, general manufacturing, and bulk material handling industries. Electro-Sensors' products are renowned for providing years of reliable service and bring safety, efficiency, and reliability to customers’ operations and have set the industry standard for ease of customer use. Headquartered in Minnetonka, Minnesota, Electro-Sensors, Inc. supports its customers with a worldwide sales and service organization.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the company’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this release include statements regarding the company’s goals for future growth and the impact of temporarily suspending quarterly dividend payments. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electro-Sensors include, but are not limited to, the company’s ability to successfully execute its growth strategy and manage executive and director personnel transitions, as well as other factors described from time to time in our reports to the Securities and Exchange Commission. Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.